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                              INPUT/OUTPUT, INC.
                      AMENDED DIRECTORS RETIREMENT PLAN
                          (EFFECTIVE APRIL 26, 1994)


The following shall constitute the Retirement Plan for directors of Input/Output, Inc. hereinafter referred to as the "Company".

1.  EFFECTIVE DATE.

The Plan (as amended effective April 26, 1994) shall be effective as of April 26, 1994, with respect to all members of the Board of Directors of the Company (the "Board") as of such date. The Plan, however, shall have no effect on the benefits payable to any Director who retired prior to April 26, 1994.

2.  PARTICIPATION.

In order to be entitled to receive any benefits under the plan, A Director must have served as an outside Director for an aggregate of not less than five (5) complete years or, if a Director has served less than an aggregate of five (5) complete years as an outside Director, (i) have his service on the Board as an outside Director terminated due to death or disability or
(ii) have a "change in control of the Company" as defined below occur while he is a Director. For purposes hereof, an "outside Director" shall be defined as a Director who is not a full or part-time employee of the Company or who, other than as a Director, does not act, directly or indirectly, for the Company under any consulting contract or agreement for the provision of services which provides for compensation in excess of $60,000 during any fiscal year.

For purposes hereof, a "change in control of the Company" shall mean the occurrence of any of the following events: there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange, transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any "person" (as such term is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the "1934 Act") or any "group" (as such term is defined in Rule 13d-5 promulgated under the 1934
Act), other than the Company or any successor of the Company or any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary (including such plan's trustee), becomes a beneficial owner for purposes of Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of the Company representing 50.1% or more of the Company's then outstanding securities having the right to vote in the election of directors, or (v) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the Board, unless the election, or the nomination for election, by the Company's

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stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

3.  PAYMENT OF BENEFITS.

Payment of benefits under the Plan shall be payable quarterly and commence at the beginning of the Company's fiscal quarter next following the later date at which a Director (i) attains age sixty-five (65) or (ii) retires from the Board provided, however, that if a Director retires from the Board due to his death or disability, the payments to such Director or his estate will commence at the beginning of the Company's fiscal quarter next following the date of such Director's death or retirement, as the case may be. The payments of benefits hereunder shall continue for a period equal to the lesser of (i) the number of years and parts thereof, rounded upwards to the nearest six (6) months, during which such Director served as an outside Director or (ii) ten (10) years. In case of a takeover as described in paragraph two above, a Director may elect to receive a lump sum payment representing the present value of the quarterly payments otherwise payable.

4.  AMOUNT OF BENEFITS.

The total benefits payable hereunder to a Director for each year that he receives benefits hereunder shall be equal to the greater of (i) the annual stipend payable to the Directors of the Company effective for the fiscal year of the Company in which he retires or (ii) the annual stipend payable to the Directors of the Company for the Company's fiscal year prior to the fiscal year in which he retires.

The mandatory retirement age for a Director is the end of the first term or partial term following his seventy-second (72nd) birthday.



                                                    /s/  GARY D. OWENS
                                           -------------------------------------
                                           Gary D. Owens
                                           President and Chief Executive Officer



ATTEST:


     /s/  ROBERT P. BRINDLEY
----------------------------------
Robert P. Brindley
Secretary








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